Exhibit 5.1

	New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

January 25, 2016

L Brands, Inc.

Three Limited Parkway

Columbus, OH 43230

Ladies and Gentlemen:

We have acted as special counsel to L Brands, Inc., a Delaware corporation (the “Company”), the entities listed in Part A of Schedule I hereto, each a Delaware corporation (the “Corporation Guarantors”), and the entities listed in Part B of Schedule I hereto, each a Delaware limited liability company (the “LLC Guarantors,” and together with the Corporation Guarantors, the “Guarantors”) in connection with the Company’s offer (the “Exchange Offer”) to exchange its 6.875% Senior Notes due 2035 (the “New Notes”, and together with the related guarantees by the Guarantors, collectively, the “New Securities”), issued pursuant to an indenture dated as of October 30, 2015 (the “Indenture”) among the Company, the Guarantors and the Bank of New York Mellon Trust Company, N.A., as trustee, for any and all of its outstanding 6.875% Senior Notes due 2035 (the “Old Notes”, and together with the related guarantees by the Guarantors, collectively, the “Old Securities”) pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that the New Securities, when the New Securities are executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, will constitute valid and binding obligations of the Company and the Guarantors, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally,

2	January 25, 2016

concepts of reasonableness and equitable principles of general applicability; provided that we express no opinion as to the (w) enforceability of any waiver of rights under any usury or stay law and (x) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

In connection with the opinions expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended; (ii) the Indenture and the New Securities are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantors); and (iii) there shall not have occurred any change in law affecting the validity or enforceability of any of the New Securities.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, the federal laws of the United States of America, and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

3	January 25, 2016

Schedule I

Part A

Bath & Body Works Brand Management, Inc.

Bath & Body Works Direct, Inc.

Intimate Brands, Inc.

L Brands Direct Fulfillment, Inc.

L Brands Store Design & Construction, Inc.

La Senza, Inc.

Mast Industries, Inc.

Victoria’s Secret Stores Brand Management, Inc.

Part B

Bath & Body Works, LLC

beautyAvenues, LLC

Intimate Brands Holding, LLC

L Brands Service Company, LLC

Victoria’s Secret Direct Brand Management, LLC

Victoria’s Secret Stores, LLC